Exhibit 10.1

PURCHASE AGREEMENT

by and between

BREMNERDUKE MARY SHIELS DEVELOPMENT, L.P.

an Indiana limited partnership,

as Seller,

and

CARTER VALIDUS PROPERTIES, LLC,

a Delaware limited liability company

and/or its assignee or nominee

as Purchaser

Premises:	Baylor Medical Center of Uptown
2727 E. Lemmon Avenue
Dallas, Texas 75204

Date:	July 26, 2012

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Contract”) is made and entered into as of the Effective Date (as hereinafter defined) by and between BREMNERDUKE MARY SHIELS DEVELOPMENT, L.P., an Indiana limited partnership (“Seller”), whose principal place of business is located at 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, and CARTER VALIDUS PROPERTIES, LLC, a Delaware limited liability company and/or its assignee or nominee (“Purchaser”), whose principal place of business is located at 4211 West Boy Scout Boulevard, Suite 500, Tampa, Florida 33607. The “Effective Date” shall be the date the Title Company (as hereinafter defined) receives an original counterpart of this Contract signed by both Seller and Purchaser, as evidenced by the Title Company’s signature hereto.

ARTICLE I

PROPERTY

Section 1.01    Property.  Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, upon the terms and conditions set forth herein, the following properties and assets:

     (a)      That certain tract of real property located in Dallas, Texas more particularly described in Exhibit A attached hereto and made a part hereof for all purposes, together with all of Seller’s right, title and interest in and to (i) all and singular the rights and appurtenances pertaining to such real property, including any easements, and all right, title and interest of Seller in and to adjacent streets, alleys and rights-of-way, and (ii) any and all water, water rights or similar rights or privileges (including tap rights) appurtenant to or used in connection with the ownership or operation of such real property (all of the foregoing being hereinafter collectively referred to as the “Real Property”).

     (b)      All improvements, structures and fixtures now constructed and completed with respect to and situated on the Real Property, including without limitation that certain 24 bed, three-story hospital totaling 62,390 rentable square feet situated on 1.24 acres and all of Seller’s right, title and interest in all equipment and amenities situated therein, together with all of Seller’s right, title and interest in all parking areas, loading dock facilities, landscaping and other improvements, structures and fixtures (all of the foregoing being hereinafter collectively referred to as the “Improvements”).

     (c)      All of Seller’s interest in that certain Lease Agreement between Seller, as landlord, and MSH Partners, L.L.C., a Texas limited liability company, as tenant (“Tenant”) dated November 30, 2009, as subsequently amended, covering all or any portion of the Real Property and/or the Improvements (collectively, the “Lease”), all security deposits, prepaid rents and similar items attributable to periods after Closing, any receivables attributable to periods after Closing for common area maintenance, taxes, insurance and/or other items, if any, due and payable under the Lease, and all of Seller’s right, title and interest, if any, in all parking agreements, and all contract rights approved by Purchaser and all other intangible rights which are appurtenant to the Real Property and/or the Improvements, including (to the extent assignable) all roof, HVAC and other warranties issued with respect to the Improvements and the non-exclusive right to use of the trade name associated with the Improvements and any and all derivations of such name to the extent that Seller has such right (all of the foregoing being hereinafter collectively referred to as the “Intangible Property”).

     (d)      All of Seller’s right, title and interest, if any, in all equipment, furniture, furnishings, machinery, heating, plumbing, ventilation and air conditioning systems and equipment, carpet, tile, floor coverings, security devices, sprinkler systems, supplies, telephone exchange numbers, tenant lease files, leasing records, tenant credit reports, telephone systems, audio systems, keys, surveys, plans and specifications (whether in cad, electronic or other format), maintenance equipment and supplies and all other tangible personal property situated on the Real Property and used in connection therewith or with the Improvements along with Seller’s interest, if any, as lessee in any rented or leased personal property, to the extent approved by Purchaser (all of the foregoing being hereinafter collectively referred to as the “Personal Property”).

All of the foregoing items purchased under this Contract are collectively referred to as the “Property”.

ARTICLE II

PURCHASE PRICE

Section 2.01    Purchase Price.  The purchase price (the “Purchase Price”) is an amount equal to THIRTY-ONE MILLION AND NO/100 DOLLARS ($31,000,000.00). The Purchase Price will be paid by Purchaser to Seller at the Closing (as hereinafter defined) in cash or immediately available wire transfer funds.

Section 2.02    Earnest Money.  Purchaser will, no later than 5:00 p.m. Eastern Time on the second (2nd) business day after the Effective Date, deposit the amount of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) as the initial earnest money hereunder (the “Initial Deposit”), with Fidelity National Title Insurance Company, 2001 Bryan Street, Suite 1700, Dallas, Texas 75201, Attention: Alan Edmondson (the “Title Company”). In the event that Purchaser is not ready to close the transaction thirty (30) days after the end of the Review Period, then Purchaser may extend the Closing for an additional fifteen (15) days by depositing an additional sum in the amount of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) with the Title Company (the “Extension Deposit”). Upon deposit with the Title Company, the Extension Deposit shall be nonrefundable to Purchaser (except in the event of a Seller’s default under this Contract and except as expressly provided in this Contract to the contrary) but remain a credit against the Purchase Price at Closing. As used herein, the term “Earnest Money Deposit” means the Initial Deposit and, if made, the Extension Deposit, together with all interest accrued from time to time thereon. The Earnest Money Deposit may, at the option of Purchaser, be in the form of cash, certified check, cashier’s check or other immediately available funds. The Title Company must hold the Earnest Money Deposit in an interest-bearing account at a federally insured banking institution acceptable to Purchaser, with all interest being paid to Purchaser or Seller, as the case may be, in accordance with the terms of this Contract. At the Closing, the Earnest Money Deposit will be applied toward the cash portion of the Purchase Price, but otherwise the Earnest Money Deposit will be held by the Title Company, returned to Purchaser, or delivered to Seller, in accordance with the terms of this Contract.

ARTICLE III

REVIEW ITEMS

Section 3.01    Survey.  Seller shall, within two (2) days following the Effective Date, deliver to Purchaser a copy of Seller’s most recent survey of the Property. Purchaser, at Seller’s sole cost and expense, shall have the right to obtain a new or recertified survey of the Property (the “Survey”) prepared by a surveyor licensed in the State in which the Property is located and approved by Purchaser; provided, however, Seller’s cost for the Survey shall not exceed Seven Thousand Five Hundred Dollars ($7,500.00) in the aggregate. Subject to approval of the Survey by Seller, Purchaser and the Title Company, the metes and bounds description of the Real Property contained in the Survey will be the description of the Real Property used in the Deed (as hereinafter defined).

Section 3.02    Title Review Items.  Purchaser shall have the right to order an ALTA form commitment for title insurance (the “Title Commitment”), issued by the Title Company which shall set forth the state of title to the Real Property and the Improvements.

Section 3.03    Other Review Items.  Seller shall, within two (2) days following the Effective Date, deliver to Purchaser a copy of the Lease. To the extent not previously delivered, Seller shall, within two (2) business days following the Effective Date, deliver to Purchaser the items shown on Schedule 3.03 to this Contract, to the extent in Seller’s possession (collectively, the “Seller Deliveries”). Seller makes no representation or warranty as to the truth, accuracy or completeness of the Seller Deliveries or any other studies, documents, reports or other information provided to Purchaser by Seller except that Seller has no actual knowledge that any of the Seller Deliveries are false or misleading in any material respect as of the date of any of the respective Seller Deliveries.

Section 3.04    Inspection.  Subject to the Lease, any covenants, conditions and restrictions of record, and applicable law, Purchaser has the right, at all reasonable times following not less than two (2) business days’ prior written notice to Seller, to conduct on-site inspections of the Property and physical inspections and tests of the Property during the Review Period (as hereinafter defined), including, without limitation, the right to enter and inspect all portions of the Property (subject to the rights of Tenant under the

Lease), to interview Tenant; provided, however, Purchaser agrees not to unreasonably interfere with Tenant’s possession and/or Seller’s operations or cause any damage to the Property. Notwithstanding the foregoing, Purchaser shall not conduct or allow any physically intrusive testing of, on or under the Property without the prior written consent of Seller which may granted or denied in Seller’s sole discretion. Seller and/or Seller’s representative may be present during Purchaser’s on-site inspections and interviews with Tenant. Purchaser shall, at its expense, repair any damage to the Property caused by Purchaser’s inspection or testing thereof, and shall indemnify and hold harmless Tenant, Seller and any agent, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, subsidiary, trustee or other person or entity acting on Seller’s behalf or otherwise related to or affiliated with Seller (collectively, “Seller Related Parties”) from and against any and all claims, actions, suits, liens, damages, liabilities, losses and expenses to personal property or personal injury to the extent directly attributable to any acts performed in exercising Purchaser’s rights under this Article III. This agreement to indemnify Tenant, Seller, and Seller Related Parties shall survive the Closing and any termination of this Contract. Prior to, and as a condition to any entry on the Property by Purchaser or its agents for the purposes set forth in this Article III, Purchaser shall deliver to Seller a certificate of insurance evidencing comprehensive general liability coverage (including coverage for contractual indemnities) with a combined single limit of at least $2,000,000.00 and excess umbrella coverage for bodily injury and property damage in the amount of $5,000,000.00, in a form reasonably acceptable to Seller, covering any activity, accident or damage arising in connection with Purchaser or agents of Purchaser on the Property, and naming Seller, as an additional insured. Purchaser shall provide a copy of any written inspection, test, report or summary to Seller promptly upon Purchaser’s receipt thereof.

ARTICLE IV

REVIEW PERIOD

Section 4.01    Review Period.  Purchaser shall have a period of thirty (30) days following full execution of this Contract by Purchaser and Seller to review due diligence materials and documents required to be delivered to Purchaser under Article III and to conduct such inspections, interviews, and tests as Purchaser, in its sole discretion, deems appropriate as permitted pursuant to Article III. Subject to the terms of Article III, Purchaser shall also have the right to interview the Seller’s user group, tenants or service providers at the Property.

Section 4.02    Waiver Notice.  If for any or no reason Purchaser, in its sole and absolute discretion, is not satisfied with the items to be delivered by Seller to Purchaser under Article III, the results of such inspections, interviews, tests or audits or any other fact or situation with respect to the Property, then in such event Purchaser shall have the right to terminate this Contract prior to the expiration of the Review Period. If Purchaser fails, for any or no reason, to deliver Seller written notice unconditionally waiving this termination right on or before the end of the Review Period (the “Waiver Notice”), this Contract shall be deemed automatically terminated. Purchaser’s failure to deliver the Waiver Notice on or before expiration of the Review Period shall be deemed Purchaser’s election to terminate this Contract under this Section 4.02. If the Waiver Notice is timely given, the Earnest Money Deposit shall become nonrefundable to Purchaser (except in the event of a Seller’s default under this Contract and except as expressly provided in the Contract to the contrary) but remain a credit against the Purchase Price at Closing.

Section 4.03    Termination.  If this Contract has been terminated in accordance with, and subject to the terms of this Article IV, the Earnest Money Deposit shall be refunded fully and promptly to Purchaser, and the parties hereto shall thereupon be relieved of all liabilities and obligations hereunder except for the indemnity obligations of Purchaser expressly set forth in this Contract. Purchaser will promptly return to Seller any due diligence materials delivered by Seller. Seller expressly acknowledges and agrees that, if Purchaser requests the Title Company to return the Earnest Money Deposit as a result of Purchaser’s election to terminate this Contract under Section 4.02, then the Title Company shall have no obligation to independently determine whether Purchaser has the right to receive the Earnest Money Deposit, and the Title Company may rely solely upon the written instructions set forth in any written notice delivered by Purchaser from and after such election, without the joinder, approval or consent of Seller.

Section 4.04    Service Contracts.  Seller agrees that all service and maintenance contracts to which Seller is a party (collectively, the “Service Contracts”) must be terminated by Seller on or before the Closing Date unless Purchaser otherwise elects, by written notice prior to the end of the Review Period, to assume same; provided, however, Seller has no obligation to terminate any Service Contracts which cannot be terminated, without cause and without any termination fee, on thirty (30) or less days notice. The Service Contracts exclude management and leasing agreements, all of which must be terminated by Seller, at Seller’s sole cost, on or before the Closing Date, to the extent any such agreements exist.

ARTICLE V

CONVEYANCE

Section 5.01    Conveyance.  At the Closing, Seller will convey fee simple title to the Real Property and the Improvements to Purchaser or Purchaser’s assignee or nominee by the Deed and title to the Personal Property and the Intangible Property by the Bill of Sale (as hereinafter defined), free and clear of any and all deeds of trust, mortgages or other liens or indebtedness; subject, however, to the following (collectively, the “Permitted Exceptions”):

     (a)      General real estate taxes for the year in which the Closing occurs and subsequent years not yet due and payable.

     (b)      All easements, restrictions, rights-of-way, party wall agreements, encroachments, covenants, reservations, agreements, leases, tenancies, licenses, conditions and other matters affecting all or any portion of the Property to the extent (i) reflected on Exhibit B attached hereto and incorporated by reference herein (the “Existing Exceptions”), (ii) items other than the Existing Exceptions reflected on Schedule B to the Title Commitment (other than the standard printed exceptions on Schedule B to the Title Commitment) and which Seller has not otherwise agreed in writing during the Review Period to remove; (ii) items other than the Existing Exceptions reflected on the Survey, as recertified, and which Seller has not otherwise agreed in writing during the Review Period to remove; and/or (iii) created by or consented and agreed to in writing by Purchaser prior to or at the Closing. If Seller agrees to remove such items in writing, Seller must remove such items at or prior to Closing.

     (c)      The rights of tenants, as tenants only, under unrecorded written leases delivered by Seller to Purchaser at the start of the Review Period or executed thereafter as provided herein.

     (d)      Notwithstanding Purchaser’s delivery of a Waiver Notice, or anything else to the contrary in this Contract, Seller must remove at or prior to the Closing any mortgages and mechanics and materialmen liens created, suffered or incurred by, through or under Seller against the Property.

Section 5.02    Owner Policy.  At the Closing, Purchaser must be able to obtain a standard Texas Form T-1 Owner Policy of Title Insurance (the “Owner Policy”) issued by the Title Company in Purchaser’s favor in the amount of the Purchase Price, insuring Purchaser’s fee simple title to the Real Property and the Improvements subject only to the Permitted Exceptions, together with such endorsements available in the State of Texas as Purchaser may request on or before the expiration of the Review Period.

ARTICLE VI

CLOSING

Section 6.01    Closing.  Subject to satisfaction or waiver of the Conditions Precedent to Closing set forth in Section 9.05 of this Contract, the purchase and sale of the Property (the “Closing”) will be held through escrow at the offices of the Title Company and will occur at 11:00 a.m. Dallas, Texas time on the earlier of the date which is: (i) five (5) business days following receipt by Seller of Purchaser’s written notice of its intent to close following the expiration of the Review Period or (ii) thirty (30) days after the end of the Review Period (the “Closing Date”). Notwithstanding the foregoing, Purchaser may extend the Closing Date for an additional fifteen (15) days by giving Seller at least two (2) business days’ prior notice and concurrently therewith making the Extension Deposit with the Title Company.

Section 6.02    Seller’s Obligations.  At the Closing, Seller deliver to Purchaser, and/or cause the execution and delivery by all parties other than Purchaser of, the following with respect to the Property:

     (a)      That certain special warranty deed (the “Deed”) in the form attached hereto as Exhibit C and made a part hereof for all purposes.

     (b)      That certain blanket conveyance, bill of sale and assignment (“Bill of Sale”) in the form attached hereto as Exhibit D and made a part hereof for all purposes.

     (c)      Intentionally omitted.

     (d)      That certain affidavit (the “FIRPTA Affidavit”) in the form attached hereto as Exhibit F and made a part hereof for all purposes.

     (e)      That certain tenant estoppel certificate (the “Tenant Estoppel Certificates”) in the form attached hereto as Exhibit G and made a part hereof for all purposes from Tenant (the “Required Estoppel”). Seller agrees to use commercially reasonable efforts to obtain and deliver to Purchaser the Tenant Estoppel Certificate no later than the third (3rd) business day prior to the Closing Date. Seller will not be in default for failure to deliver the Tenant Estoppel Certificate and Purchaser’s sole recourse for such failure will be to terminate this Contract and receive the Earnest Money Deposit. Purchaser shall be entitled to extend the Closing Date for up to fifteen (15) days, if necessary, in order for Seller to obtain the Required Estoppel.

     (f)       An original counterpart (to the extent available) of the Lease and any billing and default notices with respect to the Tenant.

     (g)      All landlord keys to the Property.

     (h)      To the extent necessary to permit the Title Company to remove any exception in the Owner Policy for mechanics’ and materialmen’s liens and general rights of parties in possession, a certificate as to debts and liens and parties in possession executed by Seller, made to the Title Company and in a form reasonably acceptable to Seller and the Title Company, along with a GAP certificate and any other items reasonably required by the Title Company.

     (i)       Seller’s certification that all representations and warranties made by Seller under this Contract are true, complete and correct in all material respects as of the Closing Date (if accurate or, if not accurate, a description of the basis for such inaccuracy).

     (j)       That certain tenant notification letter (the “Tenant Letter”) in the form attached hereto as Exhibit H and made a part hereof for all purposes.

     (k)      A closing statement, prepared by Title Company, in form and substance mutually satisfactory to Purchaser and Seller (the “Closing Statement”).

     (l)       A certified rent roll listing all of the tenants of the Property.

Section 6.03    Purchaser’s Obligations.  At the Closing, Purchaser shall deliver the Purchase Price to Seller in cash or by wire transfer of immediately available funds, and shall execute and deliver to Seller the following with respect to the Property:

     (a)      The Tenant Letter.

     (b)      Appropriate evidence of Purchaser’s authority to consummate the transactions contemplated by this Contract as may be required by the Title Company.

     (c)      The Bill of Sale.

     (d)      The Closing Statement.

Section 6.04    Management Transition/Roof Warranty.    Seller agrees that Purchaser may contact Seller and its managing agent to obtain copies of and to discuss any income and expense reports prepared for the Property and to discuss the operation of the Property; provided, however, Purchaser acknowledges that the Property is self-managed by Tenant pursuant to the Lease. Seller shall use commercially reasonable efforts to obtain at or prior to Closing the consents of the issuers of any roof warranties and all other warranties affecting the Property to the assignment of such roof warranties and all other warranties at Closing from Seller to Purchaser, including by making property management personnel available at reasonable times and after reasonable notice for inspections of the roof by such roof warranty issuers and the other issuers of the other warranties and executing such documents (in forms reasonably acceptable to Seller) as reasonably necessary to assign any such roof warranties to Purchaser. Seller shall be responsible for any inspection fees assessed by the roof warranty issuers to give such consents, together with the costs of any repairs or replacements required by any roof warranty issuer as a condition to delivery of its consent.

Section 6.05    Possession.  Possession of the Property must be delivered by Seller to Purchaser at the Closing, subject only to the Permitted Exceptions.

Section 6.06    Due Diligence Costs.  Purchaser will pay its own costs in conducting its due diligence activities.

ARTICLE VII

CLOSING ADJUSTMENTS

Section 7.01    General Prorations.    The following will be apportioned at the Closing:

     (a)      Rents, if any, as and when collected (the term “rents” as used in this Contract including base rent, percentage rent, common area maintenance, parking, tax, insurance and other payments due and payable under the Lease, together with all sales and other taxes thereon) and all other income generated by all or any portion of the Property, including parking revenue. There will be no proration of rents accrued but not collected as of the Closing Date.

     (b)      Taxes and other assessments (including personal property taxes on the Personal Property) applicable to the Property. Special assessments certified by any municipal utility district or other taxing authority prior to the Closing Date must be paid in their entirety by Seller at or before the Closing, except to the extent such assessments are payable in installments, in which event they shall be prorated between the parties. If the tax rate or assessed valuation or both have not yet been fixed, the proration shall be based on a good faith estimate as to the amount of such taxes for the current year after consideration of the tax rate and/or assessed valuation last fixed; provided that the parties hereto agree that to the extent the actual taxes for the current year differ from the amount so apportioned at the Closing, the parties hereto will make all necessary adjustments by appropriate payments between themselves following the Closing, and this provision shall survive delivery of the Deed. Notwithstanding the foregoing, if Tenant pays such taxes directly to the taxing authority, then such taxes paid directly by Tenant to the taxing authority shall not be prorated. Seller may, upon notice to Purchaser, at Seller’s option and at Seller’s expense, protest, appeal or institute such other proceedings as Purchaser may deem appropriate to effect a reduction of real estate or personal property assessments which are assessed prior to the Closing. Seller hereby indemnifies and holds harmless Purchaser from any loss, costs and damages caused by such contest and shall provide such bonds or other security as required in order to protest such taxes or assessments. The right to protest, appeal or institute proceedings shall expire one year after the date of Closing.

     (c)      Payments under any Service Contracts, if any, which pursuant to Section 4.06 Purchaser has agreed to assume at the Closing.

     (d)      Gas, electricity and other utility charges, if any, to be apportioned on the basis of the last meter reading. Notwithstanding the foregoing, if Tenant pays such gas, electricity and other utility charges directly to the appropriate utility provider, then such charges paid directly by Tenant to the utility providers shall not be prorated.

In making such apportionments, Purchaser will receive credit for all rents and other income paid with respect to the day of the Closing, and Purchaser will be charged for taxes and other expenses incurred with respect to the day of the Closing. All apportionments are to be subject to post-closing adjustments as necessary to reflect later relevant information not available at the Closing and to correct any errors made at the Closing with respect to such apportionments; provided, however, that such apportionments shall be deemed final and not subject to further post-closing adjustments if no such adjustments have been requested in writing after a period of sixty (60) days from such time as all necessary information is available to make a complete and accurate determination of such apportionments. All apportionments (regardless of whether all relevant information has been received on errors have been made) are final and not subject to further post-closing adjustment one (1) year following the Closing Date.

Section 7.02    Specific Prorations.    Anything hereinabove contained to the contrary notwithstanding:

     (a)      Seller shall retain and be entitled to receive any tax refunds issued after Closing to the extent applicable to the period prior to the Closing, but not otherwise. Seller may not initiate nor demand Purchaser initiate or continue any litigation to collect such tax refunds. There will be no proration of any insurance related expenses, it being agreed that Purchaser will obtain its own insurance coverage as of the Closing Date.

     (b)      Seller and Purchaser agree that all rents received after the Closing from Tenant after reasonable costs of collection, if any, incurred by Purchaser shall be applied first to current rentals owed by Tenant, and then to delinquent rentals, if any, owed by such tenant in the inverse order of their maturity, and Purchaser will deliver to Seller any such delinquent rentals owed Seller and received following the Closing. For a period of six (6) months following the Closing, Purchaser shall use reasonable efforts to collect for Seller any rental payments past due as of the Closing or due subsequent to Closing for a period prior to Closing, from Tenant; provided, however, Purchaser shall not be required to declare a lease default or institute any legal action in any court against Tenant. Seller will deliver to Purchaser, within five (5) business days following receipt, any rents received by Seller after the Closing and attributable to the period from and after the Closing. From and after the sixth (6th) month following the Closing Date, Seller shall have the right to pursue reasonable collection remedies against Tenant owing delinquent rentals owed Seller, provided that (i) Seller shall notify Purchaser of its intent to institute any collection remedy or proceeding not less than fifteen (15) days prior to the institution thereof, and (ii) Seller shall in no event institute any proceeding to evict or dispossess a tenant from the Property. Purchaser may, by written notice to Seller within ten (10) days of receipt of Seller’s notice of intent to institute collection remedies or proceedings, restrict Seller from collecting such delinquent rentals, but only if Purchaser first pays Seller such delinquent rentals in exchange for Seller’s assignment to Purchaser of all of Seller’s rights and causes of action with respect thereto.

     (c)      At the Closing, Seller shall credit to the account of Purchaser against the Purchase Price (i) any security deposit reflected as being made under the Lease or otherwise actually collected by Seller, together with all interest, if any, which must be paid thereon to Tenant thereunder; and (ii) all prepaid rents and other charges paid in advance by Tenant and attributable to the period after the Closing; and in each case, the Bill of Sale shall provide for Purchaser’s assumption of the obligation to return any such sums (and, if applicable, interest thereon) to the extent same are so credited, but not otherwise. If any security deposits are in the form of a letter of credit, Seller must deliver to Purchaser at Closing the original letter of credit, together with all assignment/transfer documentation (fully executed and bank authenticated, as applicable) and assignment/transfer fees required by the issuing entity to cause same to be reissued to Purchaser immediately following the Closing.

     (d)       Leasing commissions and tenant improvement expenses relating to the Lease shall be apportioned between the parties as follows:

        (i)    All such expenses relating to the Lease, and which are not contingent on renewal or expansion of the Lease after the Effective Date, shall be the sole obligation of Seller and shall be paid in full by Seller (regardless of whether any portion of such expenses may not otherwise become due until after the Closing Date), on or before the Closing Date and, if Purchaser fails to receive reasonably acceptable evidence of such payment (together with the release of any lien applicable thereto), the unpaid portion shall be credited against the Purchase Price.

        (ii)   All such expenses relating to the Leases executed before the Effective Date, which are solely payable with respect to and contingent upon renewal of the Lease or expansion into additional space by Tenant under the Lease after the Closing Date shall be the sole obligation of Purchaser, provided such expenses are disclosed in the Lease and commission agreements delivered to Purchaser during the Review Period. Any such expenses not so disclosed shall render Seller liable for any such expenses and, if Purchaser fails to receive reasonably acceptable evidence of payment (together with the release of any lien applicable thereto) on or before the Closing, Purchaser will receive a credit therefor against the Purchase Price.

     (e)       Notwithstanding the foregoing, in the event that Tenant is responsible for paying any of the items which are to be prorated, then there shall only be a proration to the extent that the Tenant under the Lease is not obligated to pay for the same.

Section 7.03     Transaction Costs.  Seller shall be responsible for (a) all attorneys fees and expenses, if any, of counsel to Seller; (b) all documentary stamp, transfer, surtax and excise taxes payable upon the transfer of the Property and/or recordation of the Deed; (c) the basic premium for the Owner’s Policy; (d) the cost of the Survey; and (e) one-half (1/2) of any escrow and other charges of the Title Company and recording fees. Purchaser shall be responsible for (a) all attorneys’ fees and expenses, if any, of counsel to Purchaser; (b) one-half (1/2) of any escrow and other charges of the Title Company; (c) the cost of any title insurance endorsements requested by the Purchaser; and (d) any other costs not expressly required to be paid by Seller pursuant to this Contract.

Section 7.04     Brokerage Commissions.    Purchaser represents to Seller that Purchaser has not engaged the services of any broker, finder or other agent in regard to this Contract other than Servant Investments, LLC, who shall be paid a commission by Purchaser pursuant to the terms of a separate agreement in the event the transaction contemplated by this Contract closes. Purchaser hereby agrees to indemnify Seller and hold Seller harmless against all liability, loss, cost, damage and expense (including, but not limited to, attorneys’ fees and court costs, including any appeal that may be filed) which Seller shall ever suffer or incur because of any claim by any broker, finder, or other agent, whether or not meritorious, for any fee, commission or other compensation with respect hereto resulting from the acts of Purchaser. Seller represents to Purchaser that Seller has not engaged the services of any real estate broker, finder or other agent in regard to this Contract other than CASE Commercial Real Estate Partners who shall be paid a commission by Seller in the amount of Three Hundred Eighty-Seven Thousand Five Hundred and No/100 Dollars ($387,500.00) if the transaction contemplated by this Contract closes. Seller hereby agrees to indemnify Purchaser and hold Purchaser harmless against all liability, loss, cost, damage and expense (including, but not limited to, attorneys’ fees and court costs, including any appeal that may be filed) which Purchaser shall ever suffer or incur because of any claim by any broker, finder, or other agent, whether or not meritorious, for any fee, commission or other compensation with respect hereto resulting from the acts of Seller. This provision shall survive Closing.

Section 7.05     Survival.    The terms of this Article shall survive the termination of this Contract and the Closing and delivery of the Deed for a period of sixty (60) days.

ARTICLE VIII

TERMINATION AND REMEDIES

Section 8.01     Purchaser’s Default.    If Purchaser defaults under this Contract, Seller shall be entitled, as Seller’s sole and exclusive remedy, to terminate this Contract and receive delivery of the Earnest Money Deposit from the Title Company. Seller and Purchaser acknowledge and agree that delivery of the Earnest Money Deposit shall be deemed liquidated damages for Purchaser’s breach of this Contract, it being further agreed that the actual damages to Seller in the event of such breach are impractical to ascertain and the Earnest Money Deposit is a reasonable estimate thereof. Seller has no right to specifically enforce Purchaser’s obligations under this Contract nor to seek or otherwise collect any actual, out-of-pocket, lost profit, punitive, consequential, treble, or other damages from or against Purchaser, except for the indemnity obligations of Purchaser expressly set forth in this Contract and the right to recover attorneys’ fees set forth in Section 12.04 below, which shall not be limited by this Section 8.01. In no event shall any officer, director, agent or employee of Purchaser or its partners be personally liable for any of Purchaser’s obligations under this Contract or the documents to be delivered at the Closing.

Section 8.02     Seller’s Default.    Subject to Section 9.03, if Seller defaults under this Contract which is not cured by Seller as provided herein, Purchaser shall be entitled, as Purchaser’s sole and exclusive remedies, to either (a) terminate this Contract upon written notice to Seller and receive delivery of the Earnest Money Deposit from the Title Company, together with all accrued interest thereon, or (b) pursue an action to enforce specific performance of Seller’s obligations under this Contract; provided that any action by Purchaser for specific performance must be filed, if at all, within ninety (90) days of Seller’s default, and the failure to file within such period shall constitute a waiver by Purchaser of such right and remedy. If Purchaser shall not have filed an action for specific performance within the aforementioned time period or so notified Seller of its election to terminate this Contract, Purchaser’s sole remedy shall be to terminate this Contract in accordance with clause (a) above. Notwithstanding the foregoing, if specific performance would not be an effective remedy as a result of Seller’s willful default, Purchaser may, in lieu of specific performance, but not in lieu of the return of the Earnest Money Deposit and Extension Deposit, collect its actual damages from Seller; provided, however, in no event shall Purchaser be entitled to indirect, consequential or punitive damages from Seller.

Section 8.03     Limitation on Liability.    Notwithstanding anything to the contrary contained in this Contract or any document executed in connection herewith, the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Contract (or any document or certificate executed or delivered in connection herewith) shall not exceed $3,100,000.00, however, Purchaser shall not make any claims in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Contract unless such claims in the aggregate exceed $25,000.00. No shareholder or agent of Seller, nor any Seller Related Parties, shall have any personal liability, directly or indirectly, under or in connection with this Contract or any agreement made or entered into under or pursuant to the provisions of this Contract, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. The provisions of this Section 8.03 shall survive the Closing or sooner termination of this Contract.

ARTICLE IX

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.01    Seller’s Representations.  Seller hereby represents and warrants to Purchaser except as set forth in that certain schedule (the “Disclosure Schedule”) attached hereto as Exhibit J and made a part hereof for all purposes, as follows:

     (a)      Seller is a duly organized, validly existing limited partnership under the laws of the State of Indiana and is authorized to conduct business in the State of Texas. This Contract has been duly authorized, executed and delivered by Seller, and is and at the time of the Closing will be a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

     (b)      Seller has received no written notice of any (and, to Seller’s actual knowledge, there is no) current, proposed or threatened eminent domain or similar proceeding, or private purchase in lieu of such proceeding, which would affect the Property in any way whatsoever.

     (c)      Seller has not received any written notice of a claim that the Property does not comply with any federal, state, county, city or any other laws, ordinances, rules and regulations, including, but not limited to, those relating to environmental, zoning, land use and division, building, fire, health and safety matters, of any government or any agency, body or subdivision thereof bearing on the construction of the Improvements and on the operation, ownership or use of the Property (collectively, “Applicable Laws”), which noncompliance Seller has not cured.

     (d)      Seller has received no written notice of any pending or threatened, litigation which does or would affect the Property or Seller’s ability to fulfill all of its obligations under this Contract. Except as set forth in the Disclosure Schedule, there are no outstanding claims on Seller’s insurance policies which claims relate to the Property.

     (e)      Seller has delivered to Purchaser true and complete copy of the Lease. To Seller’s actual knowledge, no material default or breach exists on the part of Tenant under the Lease. To Seller’s actual knowledge, Seller, as landlord, has fully completed all construction obligations and all tenant improvements specified in the Lease to be the responsibility of the landlord thereunder and has paid all tenant improvement costs, allowances and leasing commissions applicable thereto and no such costs are payable at any time hereafter. Seller has not received any written notice of any default or breach on the part of the landlord under any of the Lease, nor, to Seller’s actual knowledge, does there exist any default or breach on the part of the landlord thereunder. Except as set forth in the Disclosure Schedule, there are no agreements which would require the payment of a leasing commission by the landlord upon any renewal or expansion of the Lease. There are no pending contracts for the sale of all or any portion of the Property.

     (f)      Except as disclosed to Purchaser, there are no Service Contracts or other written agreements for services, supplies or materials affecting the use, operation or management of the Property entered into by Seller. Seller has delivered to Purchaser true, complete and correct copies of all Service Contracts.

     (g)      Seller has not received any written notice concerning any alleged violation of any applicable environmental law, rule or regulation which remains uncured.

     (h)      As a condition of Closing, Purchaser shall have no obligation to continue to employ any persons presently employed by Seller at the Property.

     (i)      Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Internal Revenue Code (“Code”)), and is not subject to the provisions of Sections 897(a) or 1445 of the Code related to the withholding of sales proceeds to foreign persons.

     (j)      (i) Seller is (A) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), (B) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (C) not an “Embargoed Person” (as defined below), (ii) to Seller’s actual knowledge, none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and (iii) to Seller’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in any Seller (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

Section 9.02    Purchaser’s Representations.    Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

     (a)      Purchaser is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of its organization, and has all requisite power and authority to carry on its business as now conducted. This Contract constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

     (b)      Purchaser has the capacity and complete authority to enter into and perform this Contract, and no consent, approval or other action by any person or entity (other than the person signing this Contract on behalf of Purchaser and any approval to be obtained by Purchaser during the Review Period) will be needed thereafter to authorize Purchaser’s execution and performance of this Contract.

     (c)      (i) Purchaser is (A) not currently identified on the List, (B) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (C) not an Embargoed Person, (ii) to Purchaser’s actual knowledge, none of the funds or other assets of Purchaser constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and (iii) to Purchaser’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in any Purchaser (whether directly or indirectly).

Section 9.03    Discovery.    As used in this Contract, the phrase “Seller’s knowledge” or any derivation thereof shall mean the actual knowledge of Jeff Behm, Vice President, Dispositions for Duke Realty Corporation, provided, however, Jeff Behm shall have no duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. It shall be a condition of Closing that the representations and warranties contained in this Article IX (the “Closing Date Representations”) are true and correct in all material respects at Closing. In the event that Seller or Purchaser learns that any of said representations or warranties becomes inaccurate between the Effective Date and the Closing, Seller or Purchaser, as applicable, shall immediately notify the other party in writing of such change (a “Notice of Inaccuracy”). The Closing shall be automatically extended up to thirty (30) days in order to allow Seller to cure such change if Seller elects, by written notice delivered to Purchaser within five (5) business days after Seller’s receipt of a Notice of Inaccuracy. In the event Seller so cures such change by the Closing Date (as the same may be extended pursuant to this Section 9.03), this Contract shall remain in full force and effect. If Seller does not cure such change by the Closing Date (as the same may be extended pursuant to this Section 9.03), Purchaser may either (a) terminate this Contract by written notice to Seller, in which case the Earnest Money Deposit, together with interest earned thereon, shall be returned to Purchaser and the parties shall have no further rights or obligations hereunder, except for those which expressly survive such termination, or (b) waive such right to terminate by proceeding with the transaction pursuant to the remaining terms and conditions of this Contract without any reduction in the Purchase Price. In the event Purchaser elects option (b) in the preceding sentence, the representations and warranties shall be deemed to be automatically amended to reflect said change. Notwithstanding and without limiting the foregoing, (i) if any of the representations or warranties of Seller that survive Closing contained in this Contract or in any document or instrument delivered in connection herewith are materially false or inaccurate, or Seller is in material breach or default of any of its obligations under this Contract that survive Closing, and Purchaser nonetheless closes the transactions hereunder and purchases the Property, then Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon the Closing) in the event that either (x) on or prior to Closing, Purchaser shall have had actual knowledge of the false or inaccurate representations or warranties or other breach or default, or (y) the accurate state of facts pertinent to such false or inaccurate representations or warranties or other breach or default was contained in any of the information respecting the Property furnished by Seller or otherwise obtained by Purchaser.

Section 9.04   Operating Covenants.   Seller agrees to operate and maintain the Property prior to the Closing in a manner consistent with its current operating procedures, and shall not, without the prior written consent of Purchaser, do any of the following:

    (a)      Enter into any contract (other than leases which are subject to clause (b) below) that will not be fully performed by Seller on or before the Closing Date or that will not be susceptible of cancellation by Purchaser on or after the Closing Date upon thirty (30) days or less prior written notice, without cost or liability to Purchaser, or amend, modify or supplement any existing contract (other than leases which are subject to clause (b) below) or agreement in any material respect.

    (b)      Enter into any new lease or amend, modify, supplement or terminate the Lease. Seller agrees that, after the Review Period, Purchaser shall have the right, without Seller’s consent, to enter into new leases affecting all or any portion of the Property, as long as any such lease will only take effect from and after the Closing Date and such lease is subject to and conditioned upon the completion of the Closing.

    (c)      Fail to maintain its current insurance covering Seller’s interest in the Property or advise Purchaser promptly of the occurrence of any fire or other casualty affecting the Property.

    (d)      Sell, assign or create any right, title or interest whatsoever in or to the Property (including any so-called “back-up” contracts which are expressly prohibited) or create any voluntary lien, thereon from and after the date of the Title Commitment, other than liens or encumbrances noted in the Title Commitment, without promptly discharging same or otherwise complying with the terms of Section 4.04.

    (e)      Intentionally take any action which would have the effect of violating any of the representations and warranties of Seller contained in this Contract.

Section 9.05   Purchaser’s Conditions Precedent.   Purchaser is not obligated to perform under this Contract unless all of the following conditions precedent are satisfied (or waived in writing by Purchaser) and are otherwise true and correct as of the Closing Date:

    (a)      All of Seller’s representations and warranties are true and correct in all material respects.

    (b)      Seller has performed all of its covenants, agreements, and obligations under this Contract in all material respects and is otherwise not in default.

    (c)      From and after the expiration of the Review Period, there has been no material adverse change in the physical or environmental condition of the Property, in the matters reflected in the Title Commitment, the Survey, the rent roll or the operating statements delivered to, or reviewed by, Purchaser hereunder since the date of delivery, approval or review, as applicable, of such items, except to reflect those items approved or otherwise created in writing by Purchaser; provided, however, changes in the physical or environmental condition of the Property resulting from casualty shall be governed by Sections 11.01 and 11.02 of the this Contract.

Notwithstanding the generality of the foregoing, Seller shall use reasonable efforts to satisfy all of the foregoing conditions precedent. If Seller is unable to satisfy all of the foregoing conditions precedent, Purchaser may waive one or more conditions precedent, extend the Closing Date for up to an additional fifteen (15) days to permit satisfaction of the applicable conditions precedent or terminate this Contract, in any such event by written notice to Seller. If Purchaser elects to close, Purchaser will be deemed to have waived any conditions actually known by Purchaser to be unsatisfied at the Closing. If Purchaser elects to terminate, the Earnest Money Deposit shall be immediately returned to Purchaser.

Section 9.06   Post-Closing Claim.   If: (i) Purchaser makes a claim against Seller with regard to a representation or warranty which expressly survives Closing, (ii) Purchaser makes such claim within one (1) year after the Closing, and (iii) Purchaser obtains a final and non-appealable judgment against Seller which remains unpaid for a period of thirty (30) days, then Seller agrees that Purchaser shall have the right to trace the Purchase Price to the extent necessary to satisfy such claim. Seller represents to Purchaser that Seller has (or will prior to distribution of any such disposition proceeds) provide written notice to Seller’s partners, shareholders and members (and, if such partners, shareholders and members are entities whose sole material asset is their respective interest in Seller, their respective members, partners and affiliates) of this tracing provision. Seller acknowledges and agrees that Purchaser has relied and has the right to rely upon the foregoing in connection with Purchaser’s consummation of the transaction set forth in this Contract.

Section 9.07   Seller’s Conditions Precedent.   Seller is not obligated to perform under this Contract unless all of the following conditions precedent are satisfied (or waived in writing by Seller) and are otherwise true and correct as of the Closing Date:

    (a)      Seller receiving all corporate and partnership approvals to complete this transaction on or before the third (3rd) Tuesday following the Effective Date (the “Seller Approval Date”). In the event this condition is not satisfied on or prior to the Seller Approval Date, Seller may deliver written notice thereof to Purchaser on or before the Seller Approval Date, whereupon this Contract shall cease and terminate, the Earnest Money Deposit shall be returned and paid to Purchaser, and neither party shall have any further obligation hereunder except those which expressly survive the termination of this Contract. If Seller fails to so notify Purchaser on or before the Seller Approval Date, this condition shall be deemed waived.

    (b)      Purchaser has performed all of its covenants, agreements, and obligations under this Contract in all material respects and is otherwise not in default.

In the event Seller terminates this Contract as a result of Section 9.07(a), then Purchaser shall be entitled to a reimbursement of reasonable costs and expenses incurred in its due diligence efforts in evaluating the Property within thirty (30) days following Seller’s receipt of an invoice and reasonable documentation supporting such costs and expenses, which reimbursement shall not exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate. Notwithstanding the foregoing, nothing contained in this Section 9.07 shall waive or diminish any right or remedy Seller may have for Purchaser’s default or breach of this Contract.

ARTICLE X

NOTICES

Section 10.01 Notices.   Any notice, demand or other communication which may or is required to be given under this Contract must be in writing and must be: (a) personally delivered; (b) transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested; or (c) transmitted by reputable overnight courier service, such as Federal Express. Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) two (2) business days after the date of posting if transmitted by registered or certified mail, return receipt requested, or (iii) the first (1st) business day after the date of deposit, if transmitted by reputable overnight courier service. A notice or other communication not given as herein provided shall only be deemed given if and when such notice or communication and any specified copies are actually received in writing by the party and all other persons to whom they are required or permitted to be given. Purchaser and Seller may change its address for purposes hereof by notice given to the other parties in accordance with the provisions of this Section, but such notice shall not be deemed to have been duly given unless and until it is actually received by the other parties. Notices hereunder shall be directed as follows:

If to Purchaser:	Carter Validus Properties, LLC
4211 W. Boy Scout Blvd.
Suite 500
Tampa, FL 33607
Attention: John E. Carter
Telephone: (813) 263-5312
Email: jcarter@carterusa.com

With a copy to:	GrayRobinson, P.A.
201 North Franklin Street, Suite 2200
Tampa, Florida 33602
Attention: Stephen L. Kussner, Esquire
Telephone: (813) 273-5296
Email: stephen.kussner@gray-robinson.com

If to Seller:	BremnerDuke Mary Shiels Development, L.P.
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240
Attention: Jeff Behm
Telephone: (317) 808-6066
Email: jeff.behm@dukerealty.com

With a copy to:	Duke Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240
Attention: Richard Hayes
Telephone: (317) 708-8046
Email: richard.hayes@dukerealty.com

With a copy to:	United Surgical Partners International, Inc.
15305 Dallas Parkway, Suite 1600
Addison, Texas 75001
Attention: Jason Cagle
Telephone: (972) 713-3578
Email: jcagle@uspi.com

And a copy to:	Condon Thornton Sladek Harrell PLLC
8080 Park Lane, Suite 700
Dallas, Texas 75231
Attention: William L. Sladek
Telephone: (214) 691-6310
Email: bsladek@ctshlaw.com

Purchaser’s counsel may deliver any notice required or otherwise permitted to be given by Purchaser hereunder with the same effect as if given directly by Purchaser.

ARTICLE XI

RISK OF LOSS

Section 11.01 Minor Damage.   In the event of “minor” loss or damage [being defined for the purpose of this Contract as damage to the Property such that the Property could be repaired or restored, in the opinion of an architect mutually acceptable to Seller and Purchaser (with any fees, costs or expenses pertaining to such opinion to be borne equally by Purchaser and Seller), to a condition substantially identical to that of the Property immediately prior to the event of damage at a cost equal to or less than $1,500,000 and which would not permit Tenant to terminate the Lease, neither Seller nor Purchaser shall have the right to terminate this Contract as to the Property due to such damage, but all of Seller’s rights, title and interest to any claims and proceeds Seller may have with respect to any casualty, rental loss and other insurance policies relating the Property shall either be paid in accordance with the terms of the Lease or to the extent that Seller would receive such payments shall be paid to Purchaser and held and disbursed by Purchaser in accordance with the terms of the Lease.

Section 11.02 Major Damage.   In the event of a “major” loss or damage (being defined as any loss or damage which is not “minor” as defined hereinabove), Purchaser shall have the option of terminating this Contract by written notice to Seller delivered no later than the date that is ten (10) business days after the date Purchaser is notified of the damage, in which event Seller and Purchaser shall thereupon be released from any and all liability hereunder except for the indemnity obligations of Purchaser expressly set forth in this Contract. If Purchaser elects not to terminate this Contract, Purchaser and Seller shall proceed with the Closing, provided Seller shall assign all of Seller’s right, title and interest to any claims and proceeds Seller may have pursuant to the Lease with respect to any casualty, rental loss and other insurance policies relating to the Property.

Section 11.03 Vendor and Purchaser Risk.   Except as set forth in Section 11.01 and Section 11.02, Seller shall bear the full risk of loss until Closing. Upon the Closing, full risk of loss with respect to the Property shall pass to Purchaser.

Section 11.04 Condemnation.    If before the Closing any condemnation or eminent domain proceedings are threatened or initiated against all or any portion of the Property and, in the reasonable opinion of Purchaser, such condemnation or eminent domain proceedings would materially interfere with the current use of the Property, then Purchaser may terminate this Contract upon written notice to Seller delivered no later than the date that is ten (10) business days after the date Purchaser first receives notice or becomes actually aware of the commencement of the applicable eminent domain proceedings, and Seller and Purchaser shall thereupon be released from any and all further liability hereunder except for the indemnity obligations of Purchaser expressly set forth in this Contract. If Purchaser does not elect to terminate this Contract within such ten (10) business day period, or if, in the reasonable opinion of Purchaser, such condemnation or eminent domain proceedings would not materially interfere with Seller’s current use of the Property, Seller and Purchaser shall proceed to the Closing, and Seller shall assign to Purchaser at the Closing all rights and interest of Seller in and to any condemnation awards payable or to become payable on account of such condemnation or eminent domain proceedings.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Entire Agreement.   This Contract constitutes the entire agreement between the parties hereto and supersedes any prior understanding, letter of intent or written or oral agreements between the parties concerning the Property.

Section 12.02 No Rule of Construction.   This Contract has been drafted by both Seller and Purchaser and no rule of construction shall be invoked against either party with respect to the authorship hereof or of any of the documents to be delivered by the respective parties at the Closing.

Section 12.03 Multiple Counterpart; Governing Law.    This Contract may be executed in multiple counterparts each of which shall be deemed an original but together shall constitute one and the same instrument, and shall be construed and interpreted under the laws of the State in which the Property is located (without regard to conflicts of laws) and all obligations of the parties created hereunder are performable in the City and County in which the Property is located.

Section 12.04 Attorneys’ Fees.   In the event of any litigation or other proceeding brought by either party hereunder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs of suit.

Section 12.05 Interpretation.    This Contract shall, unless otherwise specified herein, be subject to the following rules of interpretation: (a) the singular includes the plural and the plural the singular; (b) words importing any gender include the other genders; (c) references to persons or entities include their permitted successors and assigns; (d) words and terms which include a number of constituent parts, things or elements, including the terms Improvements, Permitted Exceptions, Personal Property, Intangible Property and Property, shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole; (e) references to statutes are to be construed as including all rules and regulations adopted pursuant to the statute referred to and all statutory provisions consolidating, amending or replacing the statute referred to; (f) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms; (g) the words “approve” or “consent” or “agree” or derivations of said words or words of similar import mean, unless otherwise expressly provided herein or therein, the prior approval, consent, or agreement in writing of the person holding the right to approve, consent or agree with respect to the matter in question, and the words “require” or “judgment” or “satisfy” or derivations of said words or words of similar import mean the requirement, judgment or satisfaction of the person who may make a requirement or exercise judgment or who must be satisfied, which approval, consent, agreement, requirement, judgment or satisfaction shall, unless otherwise expressly provided herein or therein, be in the sole and absolute discretion of the person holding the right to approve, consent or agree or who may make a requirement or judgment or who must be satisfied; (h) the words “include” or “including” or words of similar import shall be deemed to be followed by the words “without limitation”; (i) the words “hereto” or “hereby” or “herein” or “hereof” or “hereunder,” or words of similar import, refer to this Contract in its entirety; (j) references to sections, articles, paragraphs or clauses are to the sections, articles, paragraphs or clauses of this Contract; and (k) numberings and headings of sections, articles, paragraphs and clauses are inserted as a matter of convenience only and shall not affect the construction of this Contract. Seller acknowledges that Seller’s obligations with respect to any covenant, indemnity, representation or warranty under this Contract which expressly survives the Closing shall be considered a “liability” for purposes of any member or other distribution limitation imposed under the organizational laws applicable to Seller and/or its members, shareholders and partners.

Section 12.06 Exhibits.   The exhibits attached hereto shall be deemed to be an integral part of this Contract.

Section 12.07 Modifications.   This Contract cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. Any such modification need not be joined in by the Title Company.

Section 12.08 Reporting Person.   Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

Section 12.09 Time of Essence.   Time is of the essence to both Seller and Purchaser in the performance of this Contract, and they have agreed that strict compliance by both of them is required as to any date and/or time set out herein, including, without limitation, the dates and times set forth in Article IV of this Contract. If the final day of any period of time set out in any provision of this Contract falls upon a Saturday, Sunday or a legal holiday under the laws of the State in which the Property is located, then and in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

Section 12.10 Confidentiality.   Purchaser and Seller shall hold, and shall cause and their respective employees and representatives to hold, in strict confidence, and Purchaser and Seller shall not disclose, and shall prohibit their respective employees and representatives from disclosing, to any other person without the prior written consent of the other party, (a) the terms of this Contract and the Property, including the Lease, (b) any of the information in respect of the Property delivered to or for the benefit of Purchaser whether by its employees and representatives (“Purchaser’s Representatives”) or Seller or its respective employees and representatives (“Seller’s Representatives”), and (c) the identity of any direct or indirect owner of any beneficial interest in Seller or Purchaser. Notwithstanding anything contained in this Contract to the contrary, the parties obligations under clauses (a), (b) and (c) of the immediately preceding sentence shall survive the Closing and not be merged therein. Notwithstanding anything to the contrary hereinabove set forth, the parties may disclose such information (i) on a need-to-know basis to its employees, agents, consultants, members of professional firms serving it, Tenant, and existing or potential lenders, investors, partners, consultants and brokers, on a confidential basis, such terms of the Contract as are customarily disclosed to such parties in connection with similar acquisitions, (ii) as may be required in order to comply with applicable laws, rules or regulations or a court order or as may be required for any disclosure or filing requirements of the Securities and Exchange Commission, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder or any authority governing disclosure filings required by applicable law, rules or regulations, including but not limited to the disclosure of any lease, including any amendments, modifications, extensions or renewals thereto and any collateral material used in connection with a public offering of securities by Purchaser or (iii) to the extent that such information is a matter of public record. By Seller’s and Purchaser’s execution of this Contract, Seller and Purchaser hereby confirm their respective agreement to indemnify, defend and hold the other free and harmless from and against any and all problems, conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations (including reasonable attorneys’ fees, expenses and disbursements), of any kind or nature whatsoever, arising out of a breach of this Section 12.10 by the indemnifying party.

Section 12.11 Information and Audit Cooperation.  At Purchaser’s request, at any time after Closing and continuing for a period of one (1) year after Closing, Seller shall provide to Purchaser’s designated independent auditor access to the books and records of the Property, and all related information regarding the Property for the period for which Purchaser is required to have the Property audited, and Seller shall provide to such auditor a representation letter regarding the books and records of the Property, in substantially the form of Exhibit K attached hereto, in connection with the normal course of auditing the Property in accordance with generally accepted auditing standards.

Section 12.12 Assignment.  Purchaser shall have the right to assign all or any portion of its rights and obligations under this Contract to (i) any entity resulting from a merger or consolidation with Purchaser or any organization purchasing substantially all of Purchaser’s assets, (ii) any entity succeeding to substantially all of the business and assets of Purchaser, (iii) any subsidiary, affiliate or parent of Purchaser, (iv) any entity controlling, controlled by or under common control with Purchaser or (v) any entity resulting from the reorganization of Purchaser outside of a bankruptcy reorganization. In such event, Purchaser shall notify Seller of such transfer. For purposes of this Contract, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership or voting securities, by contract, or otherwise. Except as set forth above in this Section 12.12, Purchaser shall have no right to assign this Contract or any of Purchaser’s rights or obligations hereunder without the prior written consent of Seller. No assignment of this Contract by Purchaser shall relieve the entity named as Purchaser herein from its obligations hereunder.

Section 12.13 Independent Contract Consideration.  Upon the Effective Date, Purchaser shall deliver to Seller a check in the amount of Fifty Dollars ($50) (the “Independent Contract Consideration”), which amount Seller and Purchaser hereby acknowledge and agree has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Contract. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided for in this Contract, and is nonrefundable in all events.

[SEE SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF,  this Contract has been executed by Purchaser and Seller as of (but not necessarily on) the date and year first above written.

PURCHASER:

CARTER VALIDUS PROPERTIES, LLC, a Delaware limited liability company

By:	/s/ John E. Carter
Name:	John E. Carter
Title:	Manager

SELLER:

BREMNERDUKE MARY SHIELS DEVELOPMENT, L.P., an Indiana limited partnership

	By:	Mary Shiels Development GP, LLC, an Indiana limited liability company, its general partner

		By:	Duke Realty Limited Partnership, an Indiana limited partnership, its sole member

			By:	Duke Realty Corporation, an Indiana corporation, its general partner

By: /s/ Donald R. Dunbar
Name: Donald R. Dunbar
Title: Authorized Representative

TITLE COMPANY JOINDER

The Title Company joins herein in order to evidence its agreement to perform the duties and obligations of the Title Company set forth herein and the accompanying escrow instructions and to acknowledge receipt, as of the date set forth below, of an original counterpart of this Contract signed by Seller and Purchaser.

Date: July 26, 2012.

FIDELITY NATIONAL TITLE
INSURANCE COMPANY

By:	/s/ Stephany Roppalo
Name:	Stephany Roppalo
Title:	Escrow Officer

Address:	Fidelity National Title Insurance Company
2001 Bryan Street, Suite 1700
Dallas, Texas 75201

SCHEDULE 3.03

LIST OF CERTAIN REVIEW ITEMS

TENANT INFORMATION

1.	Rent Roll – Rent roll including square footage, lease term, base rent and scheduled rent escalations.

2.	Lease Documents – All leases, lease addendum, lease amendments, subleases, occupancy agreements, license to use, commencement verification letters, and any other letter agreements related thereto.

3.	Tenant Financial Statements, if any

OPERATING INFORMATION

4.	Historical Operating Statements – Historical operating statements. Current YTD monthly operating statements.

5.	Operating Budget – Current year’s operating and capital budget(s).

6.	Service Contracts – Copies of all service, maintenance, leasing, management, and other contracts or agreements to be assumed by Purchaser at closing.

7.	Tax Bills – Three (3) years historical real estate tax bills.

BUILDING INFORMATION

8.

Property Condition Reports – All third party reports in Seller’s possession accessing the physical and structural condition of the Property and Property components including, without limitation: Soils (including boring logs and soils reports) and Geotechnical reports.

9.	Site and Building Plans – Comprehensive set of “As-Built” plans including all specialty plan subsets: Architectural, Structural, Mechanical, Plumbing, Electrical, Roof, and Landscape plans.

10.	Certificates of Occupancy – Copies of certificates of occupancy for the building shell(s) and all demised tenant spaces.

MISCELLANEOUS OTHER INFORMATION

11.	Title – Existing owner’s title policy for the Property.

12.	Violations – Copies of any notices of violations from any agency or entity having public or private jurisdiction over the Property.

Schedule 3.03 - 1

13.	Litigation – List of all litigation pending against the Property or the Seller relating to the Property.

Schedule 3.03 - 2

EXHIBIT A

LEGAL DESCRIPTION

BEING a parcel of land located in the City of Dallas, Dallas County, Texas, a part of the John Grigsby Survey, Abstract No. 495, being all of the City of Dallas Block No. 1/634 and being a part of the City of Dallas Block No. 634-1/2, being a part of Lots 6 thru 12, Block 634-1/2, Dan Jones Replat, an addition to the City of Dallas as recorded in Volume 1, Page 463, Map Records Dallas County, Texas, being all of Lot 4A, Block 1/634, Cityplace Addition, an addition to the City of Dallas as recorded in Volume 86247, Page 1, Deed Records Dallas County, Texas, and being a part of Tract 1, a part of Tract 4, and all of Tract 5 as described in deed to CWS Lemmon, L.P. as recorded in County Clerk’s Document No. 200600021271, Deed Records Dallas County, Texas, and being all of Tract 1 and a part of Tract 2 as described in deed to CWS Lemmon, L.P. as recorded in County Clerk’s Document No. 200600021272, Deed Records Dallas County, Texas, and being all of that abandoned Howell Street (a variable width right-of-way), according to City of Dallas Ordinance No. 22847 as recorded in Volume 2000025. Page 6341, Deed Records Dallas County, Texas, and being further described as follows:

BEGINNING at an “X” found in concrete for the southwest corner of said Lot 4A, said point being the southwest corner of said Tract 1 recorded in County Clerk’s Document No. 200600021272, said point being the southeast corner of said Tract 5, said point being in the southeasterly line of said abandoned Howell Street, and said point being in the north line of Lemmon Avenue West, (a variable width right-of-way);

THENCE North 87 degrees 03 minutes 14 seconds West, 83.66 feet to a one-half inch iron rod found at the south corner of said Tract 4, said point being in the northeasterly line of abandoned Howell Street, and said point being in the north line of Lemmon Avenue West;

THENCE North 86 degrees 55 minutes 50 seconds West, 29.82 feet along the southwest line of said Tract 4 and along the north line of Lemmon Avenue West to a one-half inch iron rod set for corner;

THENCE North 45 degrees 04 minutes 50 seconds East, 146.43 feet to an “X” set for corner;

THENCE South 44 degrees 55 minutes 10 seconds East, 2.59 feet to an “X” set for corner;

THENCE North 45 degrees 04 minutes 50 seconds East, 34.00 feet to an “X” set for corner;

THENCE North 44 degrees 55 minutes 10 seconds West, 2.59 feet to an “X” set for corner;

THENCE North 45 degrees 04 minutes 50 seconds East, 55.05 feet to a one-half inch iron rod set for corner;

A - 1

THENCE South 44 degrees 55 minutes 10 seconds East, 6.00 feet to a point for corner;

THENCE North 45 degrees 04 minutes 50 seconds East, 35.00 feet to a “PK” nail set for corner;

THENCE North 44 degrees 55 minutes 10 seconds West, 6.00 feet to a “PK” nail set for corner;

THENCE North 45 degrees 04 minutes 50 seconds East, 55.74 feet to a one-half inch iron rod set in the northeast line of said Tract 1 as recorded in County Clerk’s Document No. 200600021271, said point being the northeast line of said Tract 2, and said point being in the southwest line of Lemmon Avenue East (a variable width right-of-way);

THENCE along the southwest line of Lemmon Avenue East as follows:

South 44 degrees 53 minutes 01 seconds East, 22.16 feet to a “X” found in concrete at the east corner of said Tract 1 as recorded in County Clerk’s Document No. 200600021271, said point being the east corner of said Tract 2, and said point being in the northwesterly line of abandoned Howell Street;

South 45 degrees 04 minutes 50 seconds West, 5.37 feet along the southeast line of said Tract 1 as recorded in County Clerk’s Document No. 200600021271 and along the southeast line of said Tract 2 to a five-eights inch iron rod found in the northwesterly line of abandoned Howell Street;

South 44 degrees 53 minutes 13 seconds East, 50.67 feet to a five-eights inch iron rod found for the north corner of said Lot 4A, said point being the north corner of said Tract 1 as recorded in County Clerk’s Document No. 200600021272, and said point being in the southeasterly line of abandoned Howell Street;

South 44 degrees 53 minutes 01 seconds East, 234.36 feet to a one-half inch iron rod set for the most easterly corner of said Lot 4A and said point being the most easterly corner of said Tract 1 as recorded in County Clerk’s Document No. 200600021272;

THENCE South 44 degrees 34 minutes 41 seconds West, 42.51 feet to a one-half inch iron rod set for the southeast corner of said Lot 4A, said point being the southeast corner of said Tract 1 as recorded in County Clerk’s Document No. 200600021272, and said point being in the north line of Lemmon Avenue West;

THENCE North 87 degrees 03 minutes 13 seconds West, 301.20 feet along the south line of said Lot 4A, along the south line of said Tract 1 as recorded in County Clerk’s Document No. 200600021272, and along the north line of Lemmon Avenue West to the POINT OF BEGINNING and containing 55,702 square feet or 1.279 acres of land.

A - 2

EXHIBIT B

Title Exceptions

1.

Terms, provisions, and conditions of Agreement dated June 30, 1969, filed July 10, 1969, recorded in Volume 69134, Page 1782, Deed Records, Dallas County, Texas, amended by instrument filed September 30, 1970, recorded in Volume 70190, Page 1320, Deed Records, Dallas County, Texas.

2.

Easement for the installation, operation and maintenance of an underground cable television system granted to TCI Cablevision of Dallas, Inc., by instrument filed October 27, 1990, recorded in Volume 98211, Page 1345, Deed Records, Dallas County, Texas.

3.	Easement granted by Southwestern Dynamics, Inc. to Dallas Power & Light Company, dated February 10, 1970, filed April 2, 1970, recorded in Volume 70064, Page 1250, Deed Records, Dallas County, Texas.

4.

Terms, provisions, and conditions of Boundary Line Agreement Consent to Encroachment and License Agreement filed September 24, 1986, recorded in Volume 86186, Page 5227, Deed Records of Dallas County, Texas.

5.

Terms, provisions, conditions and reservations of easements contained in the City of Dallas Ordinance No. 22247 as disclosed by Quit Claim Deed filed October 1, 1996, recorded in Volume 96192, Page 960, Deed Records, Dallas County, Texas. Copy of Ordinance contained in Affidavit filed February 7, 2000, recorded in Volume 2000025, Page 6341, Deed Records, Dallas County, Texas.

6.	Terms, provisions, and conditions of Agreement dated November 19, 1968, filed December 5, 1968, recorded in Volume 68237, Page 1564, Deed Records, Dallas County, Texas.

7.

Street easement as contained in that certain document dated January 31, 1963, executed by Paul Brancato and Sophia Brancato to the City of Dallas filed February 1, 1963, recorded in Volume 5944, Page 664, Real Property Records, Dallas County, Texas.

8.

Terms, provisions and conditions of Easement Agreement reserved in Special Warranty Deed dated November 30, 2009, from CWS Lemmon, L.P., to BremnerDuke Mary Shiels Development, L.P., filed on December 1, 2009, recorded in Clerk’s File No. 200900335818, Official Public Records of Dallas County, Texas.

B - 1

EXHIBIT C

SPECIAL WARRANTY DEED

[To be conformed to the laws of where the Property is located.]

This instrument prepared by or under the supervision of (and after recording should be returned to):
Name:	,Esquire
Address:

(Space Reserved for Clerk of Court)

Parcel I.D. No.

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED is made and entered into as of the        day of                     , 20     by                                                      , a                                                       (“Grantor”), whose mailing address is                                                  ,                               ,                 ,          , to                                      , a                                          (“Grantee”), whose taxpayer identification number is                                and whose mailing address is                                                                                  . Wherever used herein, the terms “Grantor” and “Grantee” shall include all of the parties to this instrument and their successors and assigns.

W I T N E S S E T H:

GRANTOR, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, has granted, bargained and sold, and by these presents does hereby grant, bargain and sell to Grantee and Grantee’s heirs, successors and assigns forever, the following described land situate and being in              County,                  (the “Property”), to wit:

SEE EXHIBIT “A” ATTACHED HERETO AND MADE A PART HEREOF

TOGETHER WITH all right, title and interest of Grantor in and to all the tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining.

THIS CONVEYANCE is made SUBJECT TO: (i) all exceptions to title set forth on Exhibit “B”, attached hereto and made a part hereof for all purposes; (ii) taxes for the year 20     and subsequent years, the payment of which Grantee assumes (collectively, the “Permitted Exceptions”).

TO HAVE and to hold the same in fee simple forever.

GRANTOR hereby covenants with Grantee that it is lawfully seized of the Property in fee simple, that it has good right and lawful authority to sell and convey the Property, that it hereby fully warrants the title to the Property and will defend the same against the lawful claims of all persons claiming by, through or under Grantor, but no others.

IN WITNESS WHEREOF, Grantor has hereunto set its hand and seal as of the day and year first above written.

WITNESSES:	, a

By:

Print Name:	Print Name:

Title:

Print Name:	[CORPORATE SEAL]
Address:

STATE OF )
) ss:
COUNTY OF )

The foregoing instrument was acknowledged before me this       day of                 , 20     by                                         , as                                          of                                          corporation, on behalf of the corporation. They/he/she are/is personally known to me or produced                                                           as identification.

[Notarial Seal]	Notary Public, State of

Print Name:

My Commission Expires:

EXHIBIT A

To Special Warranty Deed

PROPERTY DESCRIPTION

EXHIBIT D

BLANKET CONVEYANCE, BILL OF SALE AND ASSIGNMENT

THE STATE OF §
§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF §

                                  (“Grantor”) and                                  (“Grantee”) are parties to that certain Purchase Agreement dated                 , 2012 (as amended, the “Purchase Agreement”). Grantor for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration to Grantor in hand paid by Grantee, has GRANTED, SOLD, ASSIGNED, TRANSFERRED, CONVEYED, and DELIVERED and does by these presents GRANT, SELL, ASSIGN, TRANSFER, CONVEY, and DELIVER unto Grantee, all the following described properties, rights, and interests (collectively, the “Property”) arising or used in connection with that certain real property described on Exhibit A attached hereto and incorporated herein by reference (the “Real Property”):

(a)      Grantor’s right, title and interest in that certain Lease Agreement between Grantor, as landlord, and MSH Partners, L.L.C., a Texas limited liability company, as tenant dated November 30, 2009, as subsequently amended (the “Tenant Lease”); and

(c)      to the extent assignable and without any warranty by or recourse to Grantor, all intangible property owned or held by Grantor or in which Grantor has an interest, if any, in connection with any of the Property or the operations thereon, and the right to the use thereof, including but not limited to Grantor’s rights under any licenses, permits and warranties in connection with the Property.

Notwithstanding anything to the contrary contained herein, without limitation, the following are not included in the Property (collectively, the “Excluded Assets”): (a) the names “BremnerDuke” or “Mary Shiels” or any logo, service mark, tradename, trademark or name utilizing “BremnerDuke” or “Mary Shiels” (collectively, the “Marks”), (b) any lump sum or upfront payments heretofore paid to Grantor or its predecessors under any of the Property, excluding, however, prepaid rents under any tenant leases, (c) any unearned insurance premiums, (d) any insurance policies or insurance contracts owned or held by Grantor or its affiliates in connection with the Property and/or the Real Property, and (e) any and all deposits, cash and other accounts owned or held by Grantor or its affiliates, except for any refundable tenant security deposits. Grantee shall not use any of the Marks in connection with the operation of the Real Property.

It is understood and agreed that, by its execution hereof, Grantee hereby assumes and agrees to perform all of the terms, covenants and conditions of the Tenant Lease on the part of Grantor to be performed from and after the date hereof including, but not limited to, the obligation to repay, in accordance with the terms of the Tenant Lease, to such lessees, all security deposits (but only to the extent such security deposits are actually credited or delivered to Grantee by Grantor) required to be repaid by the terms thereof.

D - 1

It is understood and agreed that, by its execution hereof, subject to the limitations set forth in the Purchase Agreement, Grantor hereby agrees to indemnify, save and hold harmless Grantee from any and all liability, claims or causes of action, loss, cost or expense (including reasonable attorneys’ fees) arising out of or relating to Grantor’s failure to perform any of the obligations of Grantor under the Tenant Lease prior to the date hereof. It is understood and agreed that, by its execution hereof, Grantee agrees to indemnify, save and hold harmless Grantor from any and all liability, claims or causes of action, loss, cost or expense (including reasonable attorneys’ fees) arising out of or relating to Grantee’s failure to perform any of its obligations under the Tenant Lease from and after the date hereof. Notwithstanding anything to the contrary contained in this Bill of Sale, Blanket Assignment, and Assumption Agreement, Grantor’s indemnification obligations set forth herein shall be subject to the limitations on liability set forth in the Purchase Agreement.

IN WITNESS WHEREOF, Assignor has executed this instrument as of (but not necessarily on this          day of                     , 20    .

ASSIGNOR:

, a

By:

Print Name:

Title:

ASSIGNEE:

CARTER VALIDUS PROPERTIES, LLC, a Delaware limited liability company

By:

Print Name:

Title:

D - 2

EXHIBIT E

INTENTIONALLY OMITTED

E - 1

EXHIBIT F

FIRPTA AFFIDAVIT

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform                                  (“Transferee”), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), will not be required upon the transfer of certain real property to Transferee by                                                       (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

2.	Transferor is not a disregarded entity as defined in Treasury Regulations § 1.1445-2(b)(2)(iii);

3.	Transferor’s U.S. employer identification number is ; and

4.	Transferor’s address is .

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

EXECUTED as of (but not necessarily on) this        day of               , 20    .

TRANSFEROR:

, a

By:
Name:
Title:

F - 1

SWORN TO AND SUBSCRIBED BEFORE ME this          day of                     , 20    .

[Notarial Seal]	Notary Public, State of
Print Name:
My Commission Expires:

F - 2

EXHIBIT G

TENANT ESTOPPEL CERTIFICATE

Attention:

Re:     Estoppel Certificate

Ladies and Gentlemen:

The undersigned is the Tenant under the Lease (defined below) between BremnerDuke Mary Shiels Development, L.P., as Landlord, and the undersigned as Tenant, for the building located at 2727 Lemmon Avenue, Dallas, Texas and commonly known as                            (the “Premises”), and hereby certifies as follows:

1.       The Lease consists of the original Lease Agreement dated as of                           , 20     between Tenant and Landlord[‘s predecessor-in-interest] and the following amendments or modifications thereto (if none, please state “none”):

The documents listed above are herein collectively referred to as the “Lease” and represent the entire agreement between the parties with respect to the Premises. All capitalized terms used herein but not defined shall be given the meaning assigned to them in the Lease.

2.       The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Section 1 above.

3.       The Term commenced on                         , 20       and the Term expires, excluding any renewal options, on                         , 20      , and Tenant has no option to purchase all or any part of the Premises or the Building or, except as expressly set forth in the Lease, any option to terminate or cancel the Lease.

4.       Tenant currently occupies the Premises described in the Lease and Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows (if none, please state “none”):

5.        All monthly installments of Basic Rent and all additional Rent have been paid when due through                             . The current monthly installment of Basic Rent is $                            .

6.        All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and to the undersigned’s knowledge, Landlord is not in default thereunder except as follows (if none, please state “none”):

In addition, Tenant has not delivered any notice to Landlord regarding a default by Landlord thereunder except as follows (if none, please state “none”):

7.        As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord except as follows (if none, please state “none”):

and to the undersigned’s knowledge, no event has occurred and no condition exists, which, with the giving of notice or the passage of time, or both, will constitute a default under the Lease.

8.        No rental has been paid more than thirty (30) days in advance and no security deposit has been delivered to Landlord except as provided in the Lease.

9.        If Tenant is a corporation, partnership or other business entity, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

10.      There are no actions pending against Tenant under any bankruptcy or similar laws of the United States or any state.

11.      Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

12.      All tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full except as follows (if none, please state “none”).

13.      Any punch list items that remain to be performed by Landlord following the Commencement Date or other exceptions to the certifications by Tenant hereunder are set forth in Schedule 1 to this Estoppel Certificate. If no Schedule 1 is attached hereto or no items are listed therein by Tenant, then no punch list items or exceptions shall be deemed to exist.

IN WITNESS WHEREOF, the undersigned Tenant has executed and delivered this Estoppel Certificate as of the         day of                     , 20    .

By:
Print Name:
Title:

EXHIBIT H

TENANT NOTIFICATION LETTER

                    , 20

[Name and Address of Tenant]

Re:

Dear Tenant:

Please be advised that:

1.                                           (“Purchaser”) has purchased the captioned property (the “Property”) from                                      (“Seller”).

2.       In connection with such purchase, Seller has transferred your security deposit in the amount of $               (the “Security Deposit”) to Purchaser. Purchaser specifically acknowledges the receipt of and sole responsibility for the return of the Security Deposit.

3.       All rental and other payments that become due subsequent to the date hereof should be payable to Purchaser and should be delivered to the following address:

c/o

Attention:

4.       Copies of any notices to landlord under your lease should be delivered to the following address:

Attention:

[Signature page follows.]

H - 1

WITNESSES:

Print Name:

Print Name:

Print Name:

Print Name:

PURCHASER:

, a

By:

Print Name:

Title:

SELLER:

, a

By:

Print Name:

Title:

H - 2

EXHIBIT I

INTENTIONALLY OMITTED

I - 1

EXHIBIT J

DISCLOSURE SCHEDULE

Seller discloses the following items with regards to its representations, warranties and covenants set forth in Article IX of this Contract.

[TO BE COMPLETED BY SELLER, AS APPROPRIATE]

SELLER AGREES THAT ATTACHMENT OF THIS SCHEDULE TO THIS CONTRACT DOES NOT INDICATE PURCHASER’S ACCEPTANCE OF THE ABOVE ITEMS NOR MODIFY OR OTHERWISE WAIVE ANY OF PURCHASER’S RIGHTS UNDER THIS CONTRACT, INCLUDING PURCHASER’S RIGHT, FOR ANY OR NO REASON, TO TERMINATE THIS CONTRACT DURING THE REVIEW PERIOD.

J - 1

EXHIBIT K

FORM OF AUDIT LETTER

[Seller Letterhead]

        , 2012

Ladies and Gentlemen:

We are writing you, as a representative of the seller of                        (the “Property”), as listed in the attachment, to confirm our understanding that your audit, undertaken at the request of                       , of the Combined Statement of Revenue in Excess of Certain Expenses (Combined Statement) of the Property for the year ended December 31, 2011 (the “Combined Statement”), was made for the purpose of                        (“Auditor”) expressing an opinion as to whether the Combined Statement presents fairly, in all material respects, the revenue and certain expenses in conformity with the accrual basis of accounting.

By way of background to this letter, the Property was sold by the owner of the Property (the “Owner”) to                        pursuant to a purchase and sale agreement dated       , 2012 (the “Agreement”). The books and records relating to the Property, while owned by the Owner, (i) were not audited, on an individual property level, and were not prepared in anticipation of audit, (ii) were maintained in accordance with the undersigned’s internal accounting standards or policies, and (iii) do not contain disclosure statements (as used in this letter, “financial statements of the Property” mean those financial statements of the Property maintained by the Owner as described in this sentence). In accordance with the Agreement, the Owner agreed to make available books and records relating to the Property, without any representations or warranties, to the purchasers, and have been made available to you at the request of                       , without any obligation to reconstitute such books and records in order to conform them to any particular accounting or financial reporting standards or requirements.

Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

We confirm, to our knowledge, the following representations made to you during your audit:

5.

The financial statements of the properties were generated from our accounting system and are complete and accurate for the year ended December 31, 2011 and for the       -months ended (most recent quarter end), 2012.

K - 1

6.	To our knowledge, for the year ended December 31, 2011, there have been no:

a)	Instances of fraud involving any member of management or employees who have significant roles in control of the financial reporting of the Property.

b)	Instances of fraud involving others that are reasonably likely to have a material effect on the financial statements of the Property.

c)	Other instances of fraud perpetuated on or within the Property that are reasonably likely to have a material effect on the financial statements of the Property.

d)	Communications from regulatory agencies concerning non-compliance with, or deficiencies in, financial reporting practices that could have a material effect on the financial statements of the Property.

e)

Violations or possible violations of laws or regulations, the effects of which should be considered for disclosure or recording a loss contingency in the financial statements of the Property, in the undersigned’s business judgment.

7.	To our knowledge, to the extent that such events would materially affect the financial statements of the Property for the year 2011, we are aware of no:

a.	Material transactions that have not been properly recorded in the accounting records underlying the Statement.

b.	Events that have occurred subsequent to December 31, 2011 and through the date of this letter that would require adjustment to amounts included in the financial statements of the Property.

8.	The Property have complied with all aspects of contractual agreements that would have a material effect on the financial statements of the Property in the event of noncompliance.

9.	To our knowledge, all income from operating leases, including recoveries from tenants, is included in the books and records made available to you.

Very truly yours,

Company Name

CEO or Equivalent	CFO or Equivalent

K - 2